Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders Pacific Continental Corporation

We consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated March 12, 2009, relating to the consolidated balance sheets of Pacific Continental Corporation and Subsidiaries (the Company) as of December 31, 2008 and 2007, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the three years in the three-year period ended December 31, 2008, and of our same report, with respect to the Company’s internal controls over financial reporting as of December 31, 2008.

September 1, 2009 Portland, Oregon